EXHIBIT 9.1


     SUPPORT AGREEMENT, dated as of March 7, 2002 (this "Agreement"), between BCom3 Group, Inc., a Delaware corporation ("Company"), on the one hand, and Somarel, a French societe anonyme and Elisabeth Badinter ("EB"), a French national, acting in her capacity as stockholder of Parent (each, a "Stockholder", and together, the "Stockholders"), on the other hand.

     WHEREAS, concurrently with the execution of this Agreement, Publicis Groupe S.A., a French societe anonyme (the "Parent"), Merger Sub, a Delaware corporation and the Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will be merged with and into Merger Sub (the "Merger");

     WHEREAS, as of the date hereof, each Stockholder is the owner, and has the power to direct the vote, of the number of ordinary shares, par value 0.40 Euro per share, of Parent (the "Parent Ordinary Shares", such shares and any securities into which such shares may be converted or exchanged and any securities issued in replacement of or as a dividend or distribution on or otherwise in respect of such shares being referred to herein as the "Shares") set forth opposite such Stockholder's name on Schedule A hereto;

     WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, the Company has required that each Stockholder enter into this Agreement; and

     WHEREAS, in order to induce the Company to enter into the Merger Agreement, each Stockholder is willing to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows (capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement):

                                   ARTICLE I

                                VOTING OF SHARES

     Section 1.01 Agreement to Vote. From the date hereof until the termination of this Agreement in accordance with its terms, each Stockholder, acting severally and not jointly, hereby agrees to vote the Shares at the meeting of the stockholders of Parent: (a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Agreement, including without limitation (i) the issuance and delivery of Parent Ordinary Shares, the Parent ORAs and the Parent OBSAs and (ii) modifications in the number and composition of the Parent Supervisory Board and Management Board, in accordance with the terms of the Merger Agreement; (b) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including, without limitation, any Competing Transaction) that would result in Parent's or the Company's right to terminate the Merger Agreement; and (c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the


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stockholders of Parent. Each Stockholder acknowledges receipt of a copy of the
Merger Agreement and the review thereof.

     Section 1.02 No Solicitation of Transactions. None of the Stockholders nor any of their affiliates shall, directly or indirectly, and each Stockholder will instruct his agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by
it) not to, directly or indirectly, (a) solicit, initiate or encourage the initiation of (including by way of furnishing non-public information) any inquiries or proposals regarding any Competing Transaction or (b) have any discussions with or provide any non-public information or data to any third party that would encourage, facilitate or further a Competing Transaction, or engage in any negotiations concerning a Competing Transaction, or knowingly facilitate any effort or attempt to make or implement a Competing Transaction. Each Stockholder and each of his agents, advisors or other representatives shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than the Company) conducted heretofore with respect to any of the foregoing. Each Stockholder shall promptly advise the Company orally and in writing of (a) any proposal for a Competing Transaction or any request for information with respect to any proposal for a Competing Transaction received by such Stockholder or any of his agents, advisors or other representatives, the material terms and conditions of such proposal for a Competing Transaction or request and the identity of the person making such proposal for a Competing Transaction or request (and provide the Company with copies of any written proposal for a Competing Transaction or amendments or supplements thereto) and (b) any changes in any such proposal for a Competing Transaction or request.

                                  ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDER

     Each Stockholder hereby represents and warrants to the Company as follows:

     SECTION 2.01 Power; Binding Agreement. The execution and delivery of this Agreement by the Stockholder will not violate any other agreement to which he is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming its due authorization, execution and delivery by the Company and the other Stockholder, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

     SECTION 2.02 Title to Shares. Except as disclosed on Schedule 2.02 hereof and other than pursuant to this Agreement and the Merger Agreement, the Stockholder is the legal and beneficial owner of, and has good and marketable title to, the Shares, free and clear of any lien, pledge, security interest, encumbrance, charge or other claim of third parties of any kind or nature, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, except for pledges on a certain amount of shares held by EB in Philadelphia (in respect of which she has retained voting rights).


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     SECTION 2.03 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, (i) conflict with or violate any law applicable to the Stockholder or by which any properties or assets of the Stockholder are bound or affected or (ii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of his properties or assets are bound or affected, except, with respect to clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would neither prevent nor materially delay the performance by the Stockholder of any of his obligations under this Agreement.

     (b) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by the Stockholder of any of his obligations under this Agreement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company represents and warrants to each Stockholder as follows:

     Section 3.01 Due Organization; Authority Relative to this Agreement. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company or any affiliate thereof are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming its due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.


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                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS

     Section 4.01 No Disposition or Encumbrance of Shares. Each Stockholder agrees that, prior to the termination of this Agreement in accordance with the terms hereof, he shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, encumber or otherwise dispose of any of his Shares except for pledges to secure indebtedness (in respect of which the Stockholder shall have retained voting rights, (b) deposit any of his Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of his Shares that would occur prior to the consummation of the transactions contemplated in the Merger Agreement or should deprive any Stockholder of any of its respective voting rights or limit its full discretion in exercising its respective voting rights prior to such consummation, except where the same would not deprive or restrict any Stockholder from exercising its voting right in accordance with the terms of this Agreement or (d) take any action that would make any representation or warranty in Article II hereof untrue or incorrect in any material respect or have the effect of preventing or disabling him from performing his obligations hereunder.

     SECTION 4.02 Disclosure. Each Stockholder agrees to permit the Company to publish and disclose in filings under the securities laws in connection with the Merger and under French law such Stockholder's identity and ownership of Shares and the nature of his commitments, arrangements and understandings under this Agreement and other information to the extent required by applicable law.

                                   ARTICLE V

                                  TERMINATION

     Section 5.01 Termination. The covenants and agreements contained herein (other than Article V) shall terminate upon the earlier of (a) the date the Merger Agreement is terminated; (b) the date the Company terminates this Agreement; and (c) the Effective Time. Nothing in this Section 5.01 shall relieve any party of liability for any breach of this Agreement.

                                  ARTICLE VI

                                 MISCELLANEOUS

     Section 6.01 Additional Shares. In the event any Stockholder becomes the legal or beneficial owner of any additional shares or other securities of Parent and any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such additional securities.


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     Section 6.02 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     Section 6.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by an overnight or expedited courier service, by telecopy (provided that any notice received by telecopy at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

     (a) If to the Company:

         Bcom3 Group
         35 West Wacker Drive
         Chicago, IM, 60601, USA

         Facsimile: call first: (312) 220 12 35
         Attention: Christian E. Kimbal

         with a copy to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York  10017
         Facsimile: (212) 450-4805
         Attention: Joe Rinaldi

         Bredin Prat
         130, rue du Faubourg Saint-Honore
         75008 Paris - France
         Facsimile: 33 (0)1 42 89 10 73
         Attention: Elena Baxter & Olivier Assant

(b)      If to the Stockholders:

         Madame Elisabeth Badinter
         38, rue Guynemer
         75006 Paris


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         SOMAREL
         Madame Elisabeth Badinter
         133, avenue des Champs Elysees
         75008 Paris

         with a copy to:

         Darrois Villey Maillot Brochier
         69, Avenue Victor Hugo
         75116 Paris
         Facsimile: 33 (0)1 45 00 04 34
         Attention: Jean-Michel Darrois & Olivier Diaz

     Section 6.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, the application of such term or provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     Section 6.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other parties except that the Company may assign all or any of its rights and obligations hereunder to any direct or indirect subsidiary.

     Section 6.06 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.


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     Section 6.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 6.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof for which money damages would not be an adequate remedy and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties further agrees that in any proceeding seeking specific performance such party will waive (a) the defense of adequacy of a remedy at law and (b) any requirement for the securing or posting of any bond.

     Section 6.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of France.

     Section 6.10 Headings The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 6.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 6.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     Section 6.13 Further Assurances. From time to time at the request of the other party, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

                        [Signatures on following page.]


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned as of the date first above written.

                                       BCOM3 GROUP, INC.


                                       By: /s/ Roger A. Haupt
                                             Name:   Roger A. Haupt
                                             Title:  Chairman and
                                                     Chief Executive Officer


                                       Madame Elisabeth Badinter
                                          /s/ Elisabeth Badinter




                                       SOMAREL
                                          /s/ Elisabeth Badinter

                                       By:
                                             Name:  Elisabeth Badinter
                                             Title: President du conseil
                                                    d'administration


                                             Acting in her capacity as
                                             Stockholder of Parent